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                                                                   EXHIBIT 23.1

                         CONSENT OF ERNST & YOUNG LLP

  We consent to the reference to our firm under the caption "Experts" in the Prospectus of PS Business Parks, Inc. (included in the Registration Statement on Form S-3 (No. 333-_____)) and which will also be used in connection with the Registration Statement on Form S-3 (No. 333-50463) for the registration of shares of its common stock, its preferred stock, its equity stock, its depositary shares and warrants for the purchase of its common stock, preferred stock and equity stock and to the incorporation by reference therein of our report dated February 2, 1999 with respect to the consolidated financial statements and schedule of PS Business Parks, Inc. in its Annual Report on Form 10-K for the year ended December 31, 1998.

                                          /s/ Ernst & Young LLP

Los Angeles, California
May 17, 1999